EX-99.B(p)(8)

Smith Asset Management Group, L.P.

Compliance Manual

Version

October 2004

This Manual Is The Property Of Smith Asset Management Group, LP And Must Be

Returned To The Company Should An Employee’s Association With The Company

Terminate For Any Reason. The Contents Of This Manual Are Confidential, And Should

Not Be Revealed To Third Parties Without The Prior Approval Of The Chief Executive

Officer Or Chief Compliance Officer.

Smith Asset Management Group, LP	Compliance Manual

Table of Contents

Section 1.	Purpose and Program	4

1.1	Purpose	4
1.2	Smith Asset Management Group, L.P. (“SAMG”)	4
1.3	SAMG Employment Program	4
1.4	Compliance Program	5
1.5	Business Continuity Program	6

Section 2.	Trading	9

2.1	Brokerage	9
2.2	Approved Brokers	14
2.3	Best Price and Execution	14
2.4	Soft Dollars	14
2.5	Trading Errors	16
2.6	Internal Cross-Transactions	17
2.7	Initial Public Offerings (IPOs)	18
2.8	Affiliated Syndication	18
2.9	Short Sales	18
2.10	Proprietary Trading	18

Section 3.	Advertising	19

3.1	Definition	19
3.2	Testimonials	19
3.3	Performance Results	19
3.4	Past Specific Recommendations	21
3.5	New Products	22
3.6	Media Contacts	22
3.7	Record keeping Requirements for Marketing	23
3.8	Marketing Disclosures	23
3.9	Financial Disclosures	26
3.10	Legal and Disciplinary Disclosures	26

Section 4.	Third Party Solicitation	28

4.1	Overview	28
4.2	“Solicitors”	28
4.3	Investment Advisers Act of 1940: Rule 206(4)-3	28
4.4	Blue-Sky Requirements	29

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Section 5.	Portfolio Management	30

5.1	Duty to Clients	30
5.2	Fiduciary Duties	30
5.3	Disclosure to Clients	30
5.4	Standard of Care	31
5.5	ERISA: The “Prudent Man” Rule	31
5.6	ERISA Standards	31
5.7	ERISA Bonding	32
5.8	Proxy Voting	32
5.9	Account Review	34

Section 6.	Account Administration	35

6.1	Overview	35
6.2	Account Opening Documents	35
6.3	Account Reports	36
6.4	Security Pricing	37
6.5	Account Reconciliation	37
6.6	Client Account Custody	37

Section 7.	Books and Recordkeeping Requirements	38

7.1	General	38
7.2	Required Books and Records	38
7.3	Privacy Policy	40
7.4	Regulatory Inquiries	42

Section 8.	Registration and Regulatory Reporting Requirements	43

8.1	Firm Registration	43
8.2	Adviser Representative Registration	44
8.3	Reporting Under Exchange Act of 1934	44
8.4	Affiliated Persons	45
8.5	Future Regulatory Requirements	46

Appendix A.	Required Disclosures	47
Appendix B.	Account Opening Form	50

Smith Asset Management Group, LP	Compliance Manual

Section 1. Purpose and Program

1.1	Purpose

This Compliance Manual is designed to provide guidelines to all employees in complying with regulatory and firm-established policies and procedures.

1.2	Smith Asset Management Group, L.P. (“SAMG”)

Smith Asset Management Group, L.P. (“SAMG”) is regulated under the Investment Advisers Act of 1940 (the “Advisers Act”). The Securities and Exchange Commission (“SEC”) is the federal regulatory agency with primary jurisdiction over investment advisers such as SAMG.

Since Congress enacted amendments to the Advisers Act in 1996, SAMG is no longer subject to registration under state “blue sky” laws. SAMG, however, is still required to submit “notice filings” as an investment adviser in those states where it conducts its advisory business. SAMG is also subject to blue-sky anti-fraud provisions.

1.3	SAMG Employment Program

As part of its hiring process, SAMG requires each employee to provide information regarding:

•	Whether he or she has ever been convicted of securities-related crimes; or

•	Whether he or she has ever been enjoined from serving in any area of the securities business.

Any changes to the information provided at the time of hiring must be communicated immediately to SAMG’s Chief Compliance Officer (“CCO”).

An individual cannot be an employee if (1) he or she has committed an act of breach of trust or dishonesty at any time against SAMG or in connection with any other employment in the past 10 years, or if (2) he or she has been convicted of a felony within the past 10 years.

Code of Ethics – As an employee of SAMG, you will certify on an annual basis that you have:

•	Read, understood, and will abide by the Code of Ethics;

•	Complied with all the requirements of the Code of Ethics; and

•	Disclosed all reportable personal securities transactions.

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1.4	Compliance Program

SAMG maintains a formal structured compliance program in order to insure adherence to all federal and state statutes and to insure fair and equitable treatment of all SAMG clients.

1.4.1	Chief Compliance Officer (“CCO”)

SAMG has appointed John D. Brim as CCO. The CCO is responsible for oversight of firm compliance and audit controls. The CCO reports directly to the Chief Executive Officer (“CEO”), Stephen S. Smith.

1.4.2	Internal Audit Program

SAMG maintains an internal audit and compliance function. The CCO is responsible for the establishment and maintenance of compliance procedures, Code of Ethics, and internal controls for all functional business units within SAMG. The CCO is responsible for managing and executing the compliance program. SAMG employs random independent testing programs to ensure compliance with client investment policies and guidelines, pertinent laws and regulations and SAMG policies and procedures. Monitoring of employee compliance with the SAMG Code of Ethics is ensured through a combination of testing and mandatory employee reporting. The CCO has the following responsibilities as they relate to verifying compliance:

•	Determine areas that require verification of compliance. This is to include both client guidelines and SAMG policies and procedures.

•	Develop an annual schedule of compliance testing.

•	Perform independent tests to evaluate whether SAMG meets the requirements of pertinent laws, regulations and SAMG policies and procedures.

•	Maintain sufficient documentation of the test work performed and, if required, any corrective actions taken.

•	Review all sales/marketing/advertising materials utilized by SAMG or its representatives.

The CCO is required to provide a written report upon completion of testing assessing the overall state of compliance. The write-up must include at minimum an outline of all testing activities, items noted, corrective actions taken and recommendations for change to SAMG guidelines.

1.4.3	Annual Compliance Program Review

Rule 206(4)-7 of the Advisers Act requires each registered adviser to review its policies and procedures annually to determine their adequacy and the effectiveness of their implementation. The review should consider any

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compliance matters that arose during the previous year, any changes in the business activities of the adviser or its affiliates, and any changes in the Advisers Act or applicable regulations that might suggest a need to revise the policies or procedures.

1.4.4	Compliance Education Program

The CCO is required to develop an on-going training program to ensure all employees are aware of and understand SAMG’s policies, procedures and accepted business practices. Employees are expected as part of their continuing employment with SAMG to maintain a thorough understanding of SAMG’s policies, procedures and accepted business practices and industry best practices relevant to their job functions. Training sessions will be conducted no less than semi-annually but may be held more frequently. The CCO is responsible for maintaining a log of all compliance-training sessions.

1.5	Business Continuity and Disaster Recovery Programs

An adviser’s fiduciary obligation to its clients includes the obligation to take steps to protect the clients’ interests from being placed at risk as a result of the adviser’s inability to provide advisory services after, for example, a natural disaster or, in the case of some smaller firms, the death of the owner or key employees. Accordingly SAMG has adopted a formal disaster recovery policy to provide for continuing business capabilities in the event of an unforeseen natural disaster and a business continuity plan to provide for continuing business capabilities in the event of an unforeseen death of the owner or key employees. The provisions of SAMG’s disaster recovery plan are incorporated by reference. SAMG’s business continuity plan is as follows:

Business Continuity Plan

The company’s client relationships are all established by means of an investment management contract that provides the details of the service arrangement between SAMG and its clients. Essentially all of these relationships are expected to have a duration of multiple years and typically do not have an ending date. Because of the expected long life of the relationships, the clients reasonably expect the company to have a plan that ensures the continuity of business operations in the event of unforeseen circumstances.

The purpose of this document is to provide an overview of this business continuity plan.

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Services Provided

The primary service provided by the company to its clients is to manage the financial assets in the clients’ portfolios. SAMG does not maintain the custody or ownership of these assets. The custody of the assets is maintained at a fiduciary financial institution, such as a bank or a registered broker/dealer, and the legal ownership of the assets resides with the client. Therefore, the actual assets of the client are not at risk, even if SAMG were to cease to operate. In this event, the service that would cease is the active management of the assets. The assets themselves would not be lost.

Furthermore, virtually all of SAMG’s investment management contracts provide that the client can unconditionally terminate the investment management relationship with 30 days notice. This means that should a client become dissatisfied with the service provided by SAMG for any reason, including the business continuity issue, the maximum exposure the client would have is for 30 days. At worst, this means that the assets would remain in a passively managed state for that period.

Service Continuity

The key to maintaining service continuity is to provide adequate backup for each of the critical elements of the service.

The company’s investment process provides an example of how the company provides continuity of service through implementation of proper backup. One of the positive aspects of SAMG’s investment process is the systematic nature of the portfolio management process. All of the portfolio managers manage their portfolios with the same basic procedure. In many ways, the portfolio managers are interchangeable. The primary difference in the investment strategies managed by SAMG is the initial stock selection universe. For example, does the portfolio manager choose from a universe of small capitalization companies or large capitalization companies? This means that if a portfolio manager were to leave the company, one of the remaining portfolio managers could fairly seamlessly step in as a replacement. Past experience has been very positive in the implementation of this procedure.

In addition to providing the basic investment management service to its clients, another critical aspect of operating the business is the management of the company itself. Currently, the two key management executives of the company are Stephen S. Smith, the chief executive officer, and John D. Brim, the chief operating officer. Both of these individuals have employment contracts to help ensure their continued allegiance to SAMG. Additionally, both are the subjects of sizeable life insurance contracts, with the company listed as the owner and beneficiary of these policies. The purpose of these insurance policies is to provide

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the company with sufficient funds to attract top talent as a replacement for the deceased individual.

Another business continuity issue is the ownership of the company. The ownership of SAMG is distributed among a number of individuals and institutions. The majority owner is Stephen S. Smith. In the event of Mr. Smith’s death, a procedure is in place that provides the employees of the company with the option of purchasing his entire ownership stake. Funding for this purchase would be substantially provided by a second life insurance policy, designed for this purpose, on Mr. Smith’s life. The purpose of this contingency transaction is to ensure the ownership continuity within the employee group.

In addition to providing for continuity of the basic client service, the management of the company, and the company’s ownership, SAMG also has a number of procedures in place for disaster recovery for basic business operations. Adequate backup is provided for all the critical components of the business. An example of this is the offsite storage of key sources of data and systems on which the operations of the business depend.

Summary

SAMG is a mature, registered investment adviser with an established base of clients. Most of the clients have a long relationship with the company, with no expectation of ending the relationship. To satisfy the client need for continuity of operation in the event of unforeseen circumstances, the company has an established business continuity plan.

The business continuity plan anticipates the significant events that usually disrupt business operations and then provides remedies for each of these events. The most noteworthy of these events are disruptions in (1) the investment process, (2) the management of the enterprise, (3) ownership, initiated by the death of the majority owner, and (4) back-office business functions. SAMG has a contingency plan in place, ready for activation, for every one of these potential disruptions.

SPACE RESERVED

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Section 2. Trading

2.1	Brokerage

2.1.1	Discretionary

SAMG may receive discretionary trading authority with the written approval of the client. This is generally stipulated in the investment management agreement.

2.1.2	Directed

If a client wants SAMG to direct all, or a portion of, its trades to a specific broker or list of brokers, SAMG will require that the client put these instructions in writing. Upon providing directed broker instructions, SAMG will deliver an updated Form ADV II, which details SAMG’s directed broker policy, to the client. In order to maintain fairness among all SAMG clients, SAMG has adopted a formal Directed Brokerage Policy.

This Policy is designed to promote fair and equitable treatment for advisory clients of SAMG. SAMG seeks to implement all transactions in a manner consistent with best execution practices. SAMG selects brokers based on their ability to provide the lowest available net execution price as well as efficient back office operations such as clearing and settling of trades. SAMG will generally aggregate directed orders into a block order and use step-outs to satisfy certain clients’ restrictions to direct brokerage to preferred broker-dealers. In a step-out arrangement, SAMG selects a broker to execute the block order and requires the executing broker to step-out a portion of the brokerage commissions to another broker. Step-outs permit SAMG to seek to achieve best execution and the orderly transaction of the block trade, and at the same time satisfy client restrictions with regard to the direction of brokerage to desired broker-dealers. SAMG has a substantial number of clients with directed brokerage arrangements.

If a client’s broker-dealer is unable to accept a step out, SAMG implements a trade rotation policy. The trade rotation policy sequences each directed client that was not aggregated into the block order onto a rotating list defining the timing of order releases. The list is made up of all such directed accounts along with the block order. For purposes of speed, all directed clients who share a particular broker are assumed to be a single block on the trade rotation schedule. The execution of trades is rotated among the block order and the directed clients. If a trade for a particular rotation is not completed during the trading day, any remaining portion of the trade will be completed on the following day(s) before any trade in the same security may be initiated for the next rotation. After the trades have been completed, the schedule is moved up in order and the next broker is put first on the list for the next implementation of trades.

Smith Asset Management Group, LP	Compliance Manual

It should be understood that when a client directs SAMG to use a specific brokerage firm that (1) SAMG will not be able to negotiate volume discounts for the client; (2) the client may not receive the most favorable execution for its account; and (3) the client may not be a part of SAMG’s discretionary block trades. Clients who direct SAMG to use specific broker-dealers should evaluate whether the clients will be receiving commission expenses, execution quality, clearance and settlement capabilities, as well as custodial fees that are comparable to those otherwise obtainable.

2.1.3	Trade Allocation Policy

In order to maintain fairness among all SAMG clients, SAMG has adopted a formal Trade Allocation Policy. This Policy is designed to promote fair and equitable treatment for advisory clients of SAMG. This Policy applies to the allocation of securities purchased or sold by SAMG on behalf of its clients, including those purchased or sold through an aggregation (“bunching”) of trades and those purchased in an initial public offering (“IPO”).

General Policy

The purpose of this Policy is to minimize the risk that any particular client would be systematically advantaged or disadvantaged by the allocation of trades among clients. SAMG may aggregate trade orders for a client with similar orders of one or more other clients if SAMG deems it appropriate to do so and if such practices are not inconsistent with disclosures made to its clients, such as in SAMG’s Form ADV.

SAMG may consider many factors when determining whether an investment is appropriate for allocation to a particular client’s investment portfolio, including, but not limited to, some or all of the following factors: (1) the investment objectives of the client; (2) the potential investment needs of the client; (3) the existing diversification of the portfolio; (4) existing levels of portfolio ownership in the investment and in similar types of companies; and (5) liquidity factors, including the availability of cash to fund the investment.

SAMG typically will make preliminary allocation determinations before placing a block order. SAMG will allocate all other block trades among client accounts by the opening of trading on the next business day of the market on which the securities at issue primarily trade.

SAMG seeks to implement all transactions in a manner consistent with best execution practices (as defined in §2.3 of this Compliance Manual, and subject to the firm’s soft dollar policies contained in §2.4). SAMG selects brokers based on their ability to provide the lowest available net execution price as well as efficient back office operations such as clearing and settling of trades. However, SAMG may be unable to seek best execution where certain clients insist that specific

Smith Asset Management Group, LP	Compliance Manual

broker-dealers be used to execute their trades. Therefore, SAMG will generally aggregate directed orders into a block order and use step-outs to satisfy a client’s restriction to direct brokerage to a preferred broker-dealer. In a step-out arrangement, SAMG selects a broker to execute the block order and requires the executing broker to step-out a portion of the brokerage commissions to another broker. Step-outs permit SAMG to seek to achieve best execution and the orderly transaction of the block trade, and at the same time satisfy client restrictions with regard to the direction of brokerage to desired broker-dealers.

Pre-Allocated Block Transactions

If a complete execution of a pre-allocated block trade occurs on a trade date, the purchased or sold securities will be allocated among the applicable accounts in accordance with the pre-determined allocation at a single average execution price, before taking into consideration the commission, mark-up or mark-down. Accounts in which SAMG or any officer, partner or employee of SAMG1 has a beneficial interest that in the aggregate exceeds 10 percent of the net assets of such account (“Affiliated Accounts”) may participate in a complete execution of a pre-allocated block trade with unaffiliated client accounts if the Affiliated Accounts participate at the same average execution price as the client accounts, before taking into consideration the commission, mark-up or mark-down.

If an order is partially filled, SAMG typically will allocate the securities among the participating client accounts in the pre-allocation on a pro rata basis. However, Affiliated Accounts may not participate in partial executions of a pre-allocated security transaction until after all non-affiliated, participating client accounts have been filled.

Other Block Transactions

In some instances, SAMG may not make preliminary allocations prior to placing a trade order. Prior to the opening of trading on the next business day on the market on which the securities at issue primarily trade, SAMG will allocate those securities among suitable client accounts in an equitable manner, taking into account such factors as it deems appropriate, including some or all of the factors enumerated above for allocating trades generally.

If, during the evaluation of client portfolios that can participate in an executed order, SAMG determines that the order execution is a “partial fill” of client portfolio needs, SAMG will allocate the order among client portfolios on a pro rata basis. However, Affiliated Accounts may not participate in partial executions until after all non-affiliated client accounts have been filled.

[1]	This includes the beneficial interests of immediate family members of any officer, member or employee of SAMG. The term “immediate family member” means a person’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law, or brother- or sister-in-law, and includes step and adoptive relationships.

Smith Asset Management Group, LP	Compliance Manual

Pro Rata Trade Allocations

For purposes of this Trade Allocation Policy, a pro rata trade allocation means, to the extent practical and subject to odd-lot considerations, an allocation of the trade at issue among applicable advisory clients in amounts that are proportional to the participating advisory client’s relative net assets.

Exceptions to General Policy

Potential exceptions to the foregoing general trade allocation policies are as follows.

Insignificant Amount. If an allocation would result in an insignificant number of shares being allocated to a particular portfolio relative to the size of that account, SAMG may determine an allocation that is fair and reasonable among all of the accounts involved in the order.

Other Exceptions. Pre-allocated orders may be allocated on a basis different from the pre-allocation statement if all clients receive fair and equitable treatment and the reason for the different allocation is approved by the Chief Compliance Officer by the end of the trading day on which the final allocation takes place.

Investments by the California Public Employees’ Retirement System (“CALPERS”). Any investment by CALPERS into one or more of the Smith Asset Management Group Stable Return Fund, LP, Smith Asset Management Group Small Cap Equity Fund, LP, Smith Asset Management Group Large Cap Equity Fund, LP and/or Smith Asset Management Group Income Fund, LP (each a “Fund” and collectively, the “Funds”) will not cause that Fund to be deemed an Affiliated Account for the purposes of the Policy. CALPERS currently has an indirect ownership interest in SAMG of less than 20%. CALPERS is expected to be a significant investor in one or more of the Funds for the foreseeable future.

IPO Allocations

It is SAMG’s current policy to not participate in security distributions that are available in an initial public offering (“IPO”). However, should SAMG determine that it is desirable for one or more of its client accounts to participate in an IPO, the following procedures shall be followed.

SAMG will combine or otherwise bunch indications of interest for IPO securities for all accounts participating in purchase transactions for that security and allocate such transactions in accordance with the following allocation procedures.

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The Chief Compliance Officer will review the eligibility of accounts for participation in a particular IPO. An account’s eligibility for the IPO will be reviewed based on the following factors:

1.	consistency with the account’s investment objective, policies and strategy;

2.	whether the research efforts undertaken by the portfolio managers of an account identified the investment opportunity;

3.	whether the account’s liquidity position after the desired purchase will continue to maintain a level deemed to be adequate; and

4.	whether the portfolio manager intends to hold the security for long-term investment purposes.

An account will also be deemed ineligible where the underlying security is an equity security of the type covered by NASD Conduct Rule 2790 (“Rule 2790”) and where more than 10 percent of the beneficial ownership of the account is held by persons deemed restricted pursuant to Rule 2790. Any account that SAMG deems ineligible by the above factors will be excluded from participating in that IPO.

The allocation of a limited supply of securities in an IPO will be made to eligible accounts as determined above and in a manner designed to be fair and equitable for the eligible accounts. Where multiple accounts are eligible, rotational participation may occur, based on the extent to which an account has participated in previous IPOs. Allocations among the eligible accounts will be made on a straight pro rata basis, based upon each account’s net assets. Any accounts with substantially identical investment objectives and policies will participate in syndicates in amounts that are substantially proportionate to each other.

Affiliated Accounts may participate in IPOs if they are not restricted under Rule 2790. However, IPO securities may not be allocated to Affiliated Accounts until after all eligible non-affiliated client accounts have been filled. In addition, client accounts that direct their brokerage to a specific broker-dealer will not participate in IPO allocations.

New issue holdings may be sold on the same day of their acquisition or shortly thereafter. Sales may be made immediately upon the occurrence of any event the portfolio manager believes justifies such sale.

Smith Asset Management Group, LP	Compliance Manual

2.2	Approved Brokers

SAMG maintains a list of approved brokers. Only the brokers on the approved list may be used for trading.

2.3	Best Price and Execution

SAMG defines best execution as “transactions for clients in such a manner that the client’s total cost or proceeds…[are] the most favorable under the circumstances.”

The goal of our trading operations is to implement trades in a way that enhances the total performance of our funds and total returns to our clients. We achieve this by scrutinizing every trade and every broker to determine the best sources of liquidity and lowest cost execution services. In order to achieve this we spend considerable time and resources in evaluating total implementation costs. We evaluate implementation costs from the time the decision to trade is made by the portfolio manager to the time that the last share for that order has been executed. We look at several variables including the total market impact of the order, the delay between execution and order entry, the opportunity cost of missed orders as well as several other variables to compute a complete implementation cost for each order.

While a competitive commission schedule is important in obtaining best price and execution, consideration in selecting brokers to execute transactions should also include such factors as:

•	Broker-dealer’s trade performance;

•	Efficiency of the broker’s back-office operations;

•	Ability to provide liquidity for certain issues;

•	Research contributions; and

•	Ability to facilitate “step-out” trades, if applicable.

The Trading Review Committee, which includes but is not limited to, Head of Trading, Chief Investment Officer, CEO and CCO, will meet no less than quarterly to review SAMG’s trading practices and execution quality.

2.4.	Soft Dollars

2.4.1.	What are “soft dollars?”

When an investment adviser causes an account to pay more than the lowest commission to a broker-dealer in return for research or products and services, the credits that these payments generate are commonly referred to as “soft dollars.”

Smith Asset Management Group, LP	Compliance Manual

2.4.2.	Soft Dollar Categories

Soft Dollar Arrangements- SAMG reserves the right, on behalf of its discretionary clients, to direct an amount of brokerage commissions to a broker-dealer, usually under an informal agreement, in return for research-related services and proprietary research that SAMG uses in making investment decisions for client accounts.

Directed Brokerage Arrangement- Subject to certain limitations, SAMG permits advisory clients to instruct SAMG to direct a portion (or all) of its brokerage transactions to a particular broker-dealer who provides services directly to the client.

2.4.3.	Soft Dollar Credits

Commissions generated by agency and principal transactions may be used for soft dollar credits. Agency transactions, while generally for listed trades, are also applicable to OTC transactions where commissions are charged (i.e., trades are not effected on a NET basis).

2.4.4.	Soft Dollar Policy

SAMG has adopted a formal Soft Dollar Policy. SAMG’s Soft Dollar Committee oversees soft dollar arrangements and approves any services received under these arrangements. The Soft Dollar Committee which includes, but is not limited to, the CEO, Chief Investment Officer, CCO, and Head of Trading, will meet no less than semi-annually to review SAMG’s Soft Dollar practices.

Under soft dollar arrangements, SAMG obtains research services in exchange for brokerage commissions generated from client accounts that are subject to trading discretion. The following conditions must be met for soft dollar trades to occur:

1.	The products and services to be acquired must be either “brokerage” or “research”;

2.	They must be “provided by” a broker dealer, either directly or through a third party, as long as the direct legal obligation to pay for the services rests with the broker and not with SAMG;

3.	They must be provided in return for brokerage commissions; and

4.	They must be based upon SAMG good faith determination that the commissions were reasonable in relation to the value of the services provided;

Research is defined to be assistance to portfolio managers in performance of investment decision-making responsibilities. More specifically, research services include advice, either directly or through publications or writings, as to the value of securities, the advisability of investing in, purchasing or selling securities, and the availability of securities or purchasers or sellers of securities and analysis and

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reports concerning issuers, industries, securities, economic factors and trends, portfolio strategies and the performance of the accounts.

SAMG seeks best price and execution on all trades executed for discretionary clients. Factors considered include quality of execution, broker’s execution capability with respect to transactions, responsiveness and research services provided.

If a product or service can also be used by SAMG for purposes other than research, a reasonable allocation of the cost is made according to its use. If applicable, ERISA standards are met.

Process

Trades executed on a discretionary basis are typically executed electronically at a commission of no more than five cents per share. A portion of this commission may be reserved and used to pay for research and trading related services used to manage client portfolios, in compliance with Section 28 (e) of the Investment Advisers Act of 1940. The exact amount paid is negotiated by SAMG to be commensurate with the value of the brokerage service provided. This amount is typically higher than is available from brokerage firms, which do not provide research services. Brokers are selected based on their ability to transact the trades with the best price and execution. Currently SAMG has trading relationships with ITG, Inc., Instinet and Griswold. These trading relationships are not exclusive and are subject to change at any time without notification. SAMG conducts periodic analysis to measure transaction costs. The research services, which are paid for by trading commissions, are selected because SAMG believes they will add value to the clients’ portfolios. The vast majority of these services are databases of financial information, which are used by the portfolio managers in the investment decision-making process. When the cost of a research service exceeds the commission amount generated by an individual account, commissions are commingled with other accounts to pay for the research service. Examples of brokerage and research services currently utilized by SAMG are as follows: First Call, IBES, and Wilshire. These examples are not exclusive, and subject to change at any time without notification.

2.5	Trading Errors

In accordance with SEC guidelines, the following rules and guidelines have been adopted by SAMG.

1.	Any client determined to have been allocated an errant trade will be “made whole”.

2.	Trading errors will not be corrected using “soft-dollars”. Nor will an allocation of additional commission dollars be given to an executing broker for consideration in accepting an errant trade.

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3.	An offsetting trade or account adjustment will be made to the client’s account.

4.	A trade error memo will be generated along with a profit/loss statement with copies being submitted to the CCO and the portfolio manager.

5.	If the error causes a debit balance to occur within the account, SAMG will recognize an operating loss to cover the error.

In correcting an error, SAMG must be able to determine that the client was not disadvantaged. The clients must be “made whole.”

Under no circumstances should errors be corrected by directing extra brokerage commissions to the executing broker-dealer. Trading errors are not “soft-dollar”-able and it is SAMG’s responsibility to bear the costs of correcting erroneous trades.

2.5.1.	Correction Procedures

As soon as a trading error is known:

1.	An offsetting trade, or account adjustment, must be made to make the client’s account whole.

2.	The amount involved is determined and a trade error memo is submitted along with an operating loss spreadsheet to SAMG’s CCO, CEO and to the account’s portfolio manager.

3.	If the error results in a debit balance, SAMG will recognize an operating loss to cover the error. If the error results in a credit balance, the client receives the full amount of this credit.

4.	The trade error form must be kept on file and must contain, at a minimum, the following information:

•	Account Name;

•	Type of Transaction (Buy or Sell);

•	Executing Broker-Dealer;

•	Trade Date;

•	Security Description;

•	Amount of Error; and

•	Action Taken.

The above information should be separate from other non-trade related operating losses.

2.6	Internal Cross-Transactions

SAMG does not participate in internal cross- transactions.

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2.7	Initial Public Offerings (IPOs)

See section 2.1.3 – Trade Allocation Policy. From firm inception through the date of adoption of this Compliance Manual, SAMG has not participated in any IPOs.

2.7.1	Hot Issues

“Hot Issues” are defined under this interpretation as those shares of a public offering that trade at a premium in the secondary market when such trading begins. SAMG does not participate in “hot issues.”

2.8.	Affiliated Syndication

SAMG does not participate in Affiliated Syndication.

2.9.	Short Sales

SAMG may undertake investment strategies on behalf of clients that involve short sales. Short selling involves selling securities that are not owned and borrowing the same securities for delivery to the purchaser, with an obligation to replace the borrowed securities at a later date. Prior to executing a short sale of any security, the portfolio manager responsible for implementing the short sale shall review the current holdings list of all SAMG clients to ensure that the short sale is not undertaken in a security in which SAMG currently maintains a long position on behalf of any client accounts or its proprietary account.

2.10.	Proprietary Trading

SAMG will comply with the provisions of §206 of the Advisers Act regarding prohibited transactions. Specifically, SAMG will not, acting as a principal for its own account, sell any security to a client or purchase any security from a client.

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Section 3. Advertising

3.1	Definition

The term “advertisement” is defined to include any notice, circular or letter or other written communication addressed to more than one person that offers any investment advisory service regarding securities.

3.2.	Testimonials

Testimonials are generally understood to include any statement by a former or present advisory client, which endorses the adviser or refers to the client’s favorable investment experience with SAMG. Testimonials are prohibited by the SEC on the ground that they are likely to create a deceptive or mistaken inference that all of SAMG’s clients typically experience the same favorable results as those providing the testimonial.

3.2.1.	Representative Client Lists

Based on guidelines provided by the SEC staff, any time a partial client list is included in any advertisement, the adviser must ensure that:

•	Performance-based data is not used to determine which clients to include in the list;

•	Each list includes a disclaimer that inclusion on the list does not constitute an endorsement of SAMG and/or the services it provides; and

•	Each list includes disclosure about the objective criteria used to determine which clients were included on the list.

3.2.2.	Reprints

The SEC staff takes the position that bona fide, unbiased third-party reports are not prohibited under Rule 206(4)-1 of the Advisers Act. Reprints of an article containing performance information prepared by an independent third-party could be used.

3.3.	Performance Results

In a 1986 no-action letter, the SEC staff provided detailed guidelines regarding the kinds of advertising practices that it believed would create unwarranted implications or inferences in connection with the distribution of performance results.

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Practices that are deemed misleading or fraudulent, include:

•	Showing gross performance results that are not accompanied by a presentation of results for the same period that reflect the deduction of advisory fees, brokerage or other commissions, and any other expenses that a client would have paid or actually paid. (Discussed in section 3.3.1);

•	Failure to disclose the effect of material market or economic conditions on the results portrayed (e.g., stating that the accounts of SAMG’s clients appreciated 25% in value without disclosing that the market appreciated 40% during the same period);

•	Failure to disclose whether and to what extent the results portrayed include the reinvestment of dividends and other earnings;

•	Suggesting or making claims about the potential for profit without also disclosing the possibility of loss;

•	Comparing results to an index without disclosing all material factors relevant to the comparison (e.g., failing to disclose that the volatility of the index is materially different from that of the relevant portfolio);

•	Failing to disclose any material conditions, objectives, or investment strategies used to obtain the performance advertised (e.g., the portfolio contains equity stocks that are managed with a view towards capital appreciation); and

•	Failing to disclose prominently, if applicable, that the results portrayed relate only to a select group of the adviser’s clients, the basis on which the selection was made, and the effect of this practice on the results portrayed, if material.

When SAMG composite performance is shown, the numbers are shown on both a gross-of-fees basis to meet CFA Institute standards and a net-of-fees basis to conform to SEC standards.

3.3.1.	Gross v. Net

As noted, the SEC staff in 1986 took the position that advertising performance results on a gross basis is misleading unless results are also shown net of advisory fees, brokerage commissions, and any other expenses that the client would have paid.

In 1988, the SEC staff modified its position to permit the distribution of gross performance results without being accompanied by net results in certain one-on-one presentations to wealthy individuals, pension funds, universities and other institutions.

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One-on-one presentations are subject to the following conditions:

1.	In these presentations, the client must have enough assets to be in a position to bargain with the adviser over the amount of the advisory fee and to justify the cost to the adviser of a one-on-one presentation.

2.	The presentations may not be made to the public through any medium; it must be private and confidential in nature.

3.	Clients must be afforded the opportunity at the meeting to discuss with the adviser the types of fees that they might pay.

4.	The SEC staff has not expressly defined what constitutes a one-on-one presentation, and therefore the guidelines to be followed are to some extent a function of reason and logic.

a)	For example, it is reasonable to assume presentations to very small groups of wealthy clients who have a common affiliation, such as doctors or dentists, would qualify as one-on-one presentations for purposes of presenting gross performance results.

b)	Conversely, presentation of gross results alone at large meetings, even if the invitees include only investors who are wealthy individuals, poses risks unless accompanied by presentation of net results.

5.	A number of other conditions should be satisfied if gross performance results are used in one-on-one presentations where net results are not presented:

a)	Disclosure that the performance figures do not reflect the deduction of investment advisory fees;

b)	Disclosure that the client’s return will be reduced by the advisory fees and other expenses it may incur;

c)	Disclosure that the advisory fees are described in Part II of SAMG’s Form ADV.

3.3.2.	Model Performance

SAMG typically does not present “model” results – results from hypothetical or model portfolios that do not reflect the performance of an actual account.

The use of model results requires the approval of SAMG’s CEO or CCO prior to use.

3.4.	Past Specific Recommendations

Rule 206(4)-1 prohibits advertisements that refer directly or indirectly to past specific recommendations unless the advertisement sets out to furnish a list of all recommendations made by SAMG within at least the prior one-year period. If the

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recommendation is a current one, the requirement to provide all historical recommendations does not apply.

The list of recommendations must include the following:

•	The name of each security recommended;

•	The date and nature (buy or sell) of each recommendation;

•	The market price at the time of the recommendation;

•	The price at which the recommendation was to be acted upon; and

•	The market price of each security as of the most practicable date.

The information outlined above should also accompany all SAMG research reports (if prepared) although they are defined as current recommendations.

3.5.	New Products

Any new investment advisory product must be reviewed by SAMG’s CCO prior to being offered to a client or a prospective client to ensure compliance with all applicable rules and regulations, as well as consistency with firm-established policies.

The CCO must approve new product profile sheets and/or brochures prior to distribution to the public.

3.6	Media Contacts

All media inquiries must be forwarded to SAMG’s CEO or CCO. SAMG’s employees are prohibited from communicating with any form of media regarding any aspect of the firm’s business, without prior consent from the CEO or CCO.

3.6.1	Interviews

Portfolio managers, when interviewed by the media, must observe the following guidelines:

•	In discussing investment strategies, limit any discussion on past specific stock recommendations;

•	Do not discuss investment decisions that are being implemented at the time of the interview to preclude the appearance of market manipulation;

•	No reference must be made regarding affiliated mutual fund products (e.g., Wells Fargo Funds) unless authorized by the CCI prior to the interview;

•	No reference must be made to SAMG’s performance numbers;

•	No reference must be made to SAMG’s investment advisory services in the interview; and

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•	The CCO must review reprints or transcripts of the interview prior to distribution.

These guidelines must be observed at all times, whether the interview is conducted on television, radio, or the Internet. Information provided on web sites and electronic bulletin boards are considered advertising.

3.6.2.	Transcripts

Reprints of interview transcripts must observe guidelines as discussed in the “Past Specific Recommendation” section.

3.7	Recordkeeping Requirements for Marketing

The following advertising and performance-related materials must be maintained:

•	A copy of each notice, advertisement, newspaper article, investment letter and any other communication sent to ten or more persons;

•	A copy of each client presentation made; and

•	All records underlying the calculation of performance of managed accounts or securities recommendations distributed to ten or more persons.

All required books and records must be maintained and preserved in SAMG’s office for two years after the last date of use and a minimum three additional years in an easily accessible place.

If historical performance returns are shown beyond the required period, the working papers supporting the calculation of performance numbers must be kept for as long as the period is presented in the marketing materials.

3.8	Marketing Disclosures

As a policy, all SAMG marketing materials must include applicable disclosures that are required by the CFA Institute and the SEC.

Gross-Of-Fees Performance

To be used for one-on-one meetings with clients, prospects, consultants and investment manager databases.

Net-Of-Fees Performance

To be used, along with gross-of-fee performance, for general advertising and other publicly – distributed marketing materials.

See Appendix A for disclosure language.

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Past Performance

To be used when any performance is presented.

See Appendix A for disclosure language.

Firm Definition

Required by the CFA Institute. To be used when any composite performance is presented.

See Appendix A for disclosure language.

Statement of CFA Institute Compliance

Required by the CFA Institute. To be used when any composite performance is presented.

See Appendix A for disclosure language.

Performance Composite Definition

Required by the CFA Institute. To be used when any composite performance is presented.

See Appendix A for disclosure language.

Breakdown of Composite Details

Required by the CFA Institute. To be used when any composite performance is presented. The number of accounts, the total composite assets under management, the dispersion of performance within the composite and the percentage of the total firm’s assets under management must be presented.

See Appendix A for disclosure language.

Component Portfolios

Required by the CFA Institute. To be used when any composite performance is presented and the composite may include accounts that are carve-outs of larger accounts.

See Appendix A for disclosure language.

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Currency

Required by the CFA Institute. To be used when any composite performance is presented.

See Appendix A for disclosure language.

Pre-firm Performance

To be used when pre-firm performance is presented.

See Appendix A for disclosure language.

Definition of Benchmark

To be used when any benchmark performance is presented.

See Appendix A for disclosure language

Representative Holdings

To be used when presenting representative holdings, attribution by security, top purchases and sales, etc.

See Appendix A for disclosure language.

Representative Client List

To be used when presenting representative client lists.

See Appendix A for disclosure language.

Earnings Surprise

To be used when mentioning SAMG’s Earnings Surprise investment strategy.

See Appendix A for disclosure language.

Fee Schedule

To be used when presenting SAMG’s fee schedules along with performance.

See Appendix A for disclosure language.

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Newsletter

To be used in SAMG’s newsletters

See Appendix A for disclosure language.

3.9.	Financial Disclosures

Rule 206(4)-4 under the Advisers Act requires an adviser with custody or discretionary authority over client funds or securities, or that requires prepayment of fees of more than $500 per client and six or more months in advance, to disclose any financial condition that is reasonably likely to impair the adviser’s ability to meet contractual commitments to clients. In order to assure that the SAMG’s financial condition is appropriately monitored, SAMG will observe the following policies:

•	The CEO will report any adverse financial condition (e.g., the firm’s liabilities exceed its assets or appear to exceed its assets) to the CCO who will then consider whether the condition is reasonably likely to impair SAMG’s ability to meet its contractual commitments to clients.

•	The CCO is responsible for establishing a mechanism to ensure, in the event an adverse financial condition that cannot be corrected, that prompt notice is made to clients, including clients for whom the adviser has discretionary authority, has custody of client assets, or that prepay advisory fees. Prospective clients should be notified of the condition within 48 hours prior to entering into an advisory contract. Notice may be made in the adviser’s disclosure document or brochure (Form ADV Part II).

3.10.	Legal and Disciplinary Actions

Rule 206(4)-(4) requires an adviser to promptly disclose to all clients the relevant facts concerning any legal or disciplinary event that would be material in evaluating the adviser’s integrity or ability to meet contractual commitments to clients. This requirement includes a presumption of materiality for certain criminal, civil and administrative proceedings, involving the adviser or any management person of the adviser that are not resolved in a favor of the adviser or the management person. A management person is generally considered a person with power to exercise control over the management or policies of the adviser or to determine the general investment advice given to clients. In order to assure that legal and disciplinary actions are appropriately monitored, SAMG will:

•	Require each management person to certify upon employment with the adviser that he or she has reported and will report any and all legal and/or disciplinary action to the CCO.

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•	Establish a mechanism whereby clients and prospective clients within 48 hours prior to entering into an advisory contract are notified of any action determined to be material in evaluating the adviser’s integrity or ability to meet contractual commitments to clients. Notice may be made in the adviser’s disclosure document or brochure (Form ADV, Part II).

The CCO is responsible for overseeing prompt and appropriate updates to Form ADV and/or other disclosure documents to reflect material legal and disciplinary action.

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Section 4. Third Party Solicitation

4.1	Overview

SAMG may compensate a third party for client referral. Under this arrangement, SAMG may compensate the referring party and will not increase the amount paid by the client for services provided by the firm.

4.2	“Solicitors”

SAMG may engage “finders” or “solicitors” that include, but are not limited to:

•	Broker-dealers,

•	Consultants,

•	Financial planners,

•	Members of professional organizations, and

•	Other individuals approved by SAMG.

The referring party or “solicitor” may be paid a retainer fee by SAMG. Solicitors would not be affiliated with SAMG other than by the terms of the referral arrangement.

4.2.1	Required Documentation From Solicitors

SAMG will require the following documents, where applicable, from third party solicitors:

1.	Form ADV (Parts I & II);

2.	Financial Statements;

3.	CRD Numbers- for the firm, and individual representatives who will be involved in the solicitation arrangement with SAMG; and

4.	Form U4.

If the third party solicitor has not filed documents with the SEC or is not a NASD member, SAMG will require financial statements and a list of business references.

4.3.	Investment Advisers Act of 1940: Rule 206(4)-3

Under this rule, there are several requirements that SAMG (and/or the solicitor) must satisfy for a cash referral to be paid:

Registered Adviser. SAMG must be registered under the Advisers Act to pay a cash referral fee.

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Solicitor Not Subject to Statutory Disqualification. SAMG will not engage in cash referral arrangements with third parties subject to statutory disqualification under Rule 203 of the Advisers Act. SAMG will verify solicitor records on the NASD’s CRD System, if applicable. If the solicitor is not registered with the NASD, SAMG will use other appropriate means to review the background of the solicitor and confirm that the solicitor is not statutorily disqualified.

Written Agreement. SAMG will pay cash referral fees only pursuant to a written agreement with the solicitor. The written agreement will:

•	Describe the solicitor’s activities and its compensation for those activities;

•	Contain the solicitor’s undertaking to perform those duties under the agreement consistent with SAMG’s instructions and the Advisers Act and rules thereunder; and

•	Require the solicitor, at the time of the solicitation, to provide a copy of SAMG’s Form ADV Part II and a separate written disclosure statement.

SAMG will provide updated copies of Form ADV Part II to the solicitor. Upon receipt of the updated Part II, the solicitor must ensure that the older versions are not inadvertently given to prospective clients.

The referred client will be provided, at the time of the solicitation, a written disclosure statement that summarizes the nature of the relationship between SAMG and the solicitor and includes all information required by Rule 206 (4)-3.

Disclosure Statement. A signed acknowledgment receipt of the Disclosure Statement from the referred client must be forwarded by solicitor to SAMG, prior to or upon entering into an advisory agreement.

4.4.	Blue-Sky Requirements

SAMG will insure that, prior to solicitation, Blue-Sky requirements are reviewed with regard to third-party solicitors. Certain states may require registration of solicitors as “agents” or “registered representatives” of SAMG.

Portfolio managers and/or solicitors must contact SAMG’s CCO before signing any written agreement with a referred client or with any client located outside of Texas. In addition, prior to conducting solicitation activities outside of Texas, SAMG’s CCO must be informed to insure that notice filing requirements for other states are reviewed.

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Section 5. Portfolio Management

5.1	Duty to Clients

Section 206 of the Advisers Act generally makes it unlawful for an investment adviser to engage in fraudulent, deceptive or manipulative conduct.

As an investment adviser, SAMG has an affirmative duty of utmost good faith to act solely for the best interests of its clients and to make full and fair disclosure of all material facts. This is in addition to the requirements imposed under SAMG’s Code of Ethics that prohibit insider trading and inappropriate personal trading.

5.2	Fiduciary Duties

SAMG’s fiduciary duties include:

•	A duty to have a reasonable, independent basis for its investment advice;

•	A duty to obtain best execution (as defined in §2.3 of this Compliance Manual) for clients’ securities transactions where SAMG has discretion in directing brokerage transactions;

•	A duty to insure that the investment advice is suitable to the client’s objectives, needs, and circumstances;

•	A duty to refrain from effecting personal securities transactions inconsistent with client interests; and

•	A duty to be loyal to clients.

5.3	Disclosure to Clients

Rule 204-3 of the Advisers Act, often referred to as the “Brochure Rule”, is designed to insure that all existing clients and prospective clients receive certain basic information about the background and business practices of SAMG, such as advisory services provided, fee schedules, and biographical information of SAMG’s investment employees.

5.3.1.	Form ADV

SAMG’s Form ADV Part II is the disclosure brochure provided to existing and prospective clients. This document must be provided to every new client upon inception. On an annual basis, SAMG is required to offer to all clients an updated version of the Form ADV Part II.

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5.4	Standard of Care

5.4.1.	Investment Adviser Act of 1940

The Advisers Act does not impose a specific standard of care on investment advisers, but advisers are required to act in the best interests of their clients.

5.4.2.	Suitability

SAMG has a fiduciary duty to recommend only those investments that are suitable for a client, based on the client’s investment needs and objectives.

SAMG portfolio managers are expected to obtain sufficient information regarding clients’ circumstances to be able to determine whether particular investments are suitable.

5.4.3	Investment Opportunity Allocation

SAMG attempts to ensure that all investment opportunities offer adequate market liquidity such that all clients may fully participate. As investment opportunities are undertaken, the opportunity is allocated pro-rata across all clients within the same investment strategies, subject to client specific guidelines and restrictions. No clients are to be favored in the allocation of any investment opportunity.

5.5	ERISA: The “ Prudent Man” Rule

ERISA’s prudent man standard requires an adviser to “discharge its duties solely in the interests of the plan with care, skill, prudence, and diligence under the circumstances that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims”. (ERISA Section 404(a))

5.6	ERISA Standards

Under ERISA, an investment adviser as fiduciary to a plan is deemed to have satisfied the prudence standard, if, in general, the fiduciary:

•	Has given “appropriate consideration” to all factors that the fiduciary knows, or should know, are relevant to the particular investment or course of action; and

•	Has acted accordingly.

5.6.1.	Appropriate Consideration

SAMG is required to determine that the investment or course of action is reasonably designed to further the objectives of the plan, taking into account the risk of loss and potential for gain.

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5.6.2.	Diversification

Congress has identified the following factors that should be considered by a fiduciary when making investment decisions for a plan:

•	Objectives of the plan;

•	Amount of plan assets;

•	Financial conditions;

•	Type of investments;

•	Distribution as to geographical location;

•	Distribution as to industry; and

•	Dates of maturity.

5.6.3.	Compliance With Plan Documents

Unless plan documents are inconsistent with ERISA, SAMG is obligated to act in compliance with the governing plan documents. It is important that these documents are reviewed carefully and understood.

5.7	ERISA Bonding

SAMG is required to arrange for bonding under ERISA for any ERISA plan asset it manages. The CCO is responsible for ensuring that SAMG maintains adequate bonding coverage. A review of SAMG’s bonding coverage shall be conducted no less than annually.

5.8	Proxy Voting

For all ERISA accounts, SAMG as fiduciary is required to vote proxies unless the plan sponsor delegates the responsibility to another party. For non-ERISA accounts, the client directs who is to vote proxies in the contract.

SAMG has a written policy for the voting of proxies. SAMG believes that voting client proxies is an important tool for maintaining long-term shareholder value for its clients in conjunction with the overall portfolio management process. This policy is designed to ensure that these ideals are effectively maintained in accordance with the client’s best interests.

Policies and Procedures

Voting Responsibility and Oversight – An advisory committee has been established by SAMG that consists of senior members of the management team as well as senior portfolio managers and the CCO. It is this committee’s responsibility to construct SAMG’s overall voting guidelines as well as the procedures in order to ensure compliance. SAMG has also identified a member of

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the committee as the proxy voting manager, whose duty it is to administer these procedures on an ongoing basis. The committee meets regularly to address ongoing issues and adapt guidelines to meet changes in the corporate governance environment.

Procedures – To ensure proper implementation of SAMG’s stated proxy guidelines, SAMG has adopted the following procedures for voting proxies.

•	For each client with which SAMG has stated proxy voting authority, as outlined in its advisory contract, the custodial bank or trustee has been instructed to forward proxy materials to SAMG’s designated voting delegate.

•	SAMG has contracted with a third party service provider to help with administrative functions such as collecting and sorting proxy materials. This relationship has been established to help SAMG with the administrative and research portion of its proxy voting responsibility.

•	Proxy items that do not fall under the stated guidelines set forth by SAMG are reviewed on a case-by-case basis by the proxy-voting manager and voted in the client’s best interest as determined by the proxy committee.

•	SAMG will make copies of its polices and procedures available to all of its clients upon request. Details on how a particular client’s proxies were voted are also available on request.

Conflicts of Interest – There may be certain situations that arise where SAMG’s interests potentially conflict with the interests of the client. These situations could include:

•	SAMG provides advisory services to public firms that the company also owns in its clients portfolio.

•	SAMG, its affiliates, and/or its employees have business or personal relationships with public firms that SAMG also holds in its client portfolios.

•	SAMG may be partially owned by a publicly traded company whose shares may also be held for its client’s portfolios.

If these situations arise and management is soliciting proxy votes, the following guidelines will be applied:

•	If the proxy voting guidelines already determine a course of action, votes will be cast according to the guidelines.

•	If the proxy item does not fall under the specified guidelines or have been identified to be voted on a case-by-case basis, votes will be cast in accordance with an independent third party corporate governance consultant. The consultant has been contracted by the adviser to provide guidance on proxy items determined to be in the best interest of SAMG’s clients.

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Proxy Voting Record Keeping – SAMG will maintain records of all policies, procedures and guidelines as well as any amendments or updates. In addition, SAMG will maintain records of proxy votes recorded for each client and any documentation that was used to determine the basis on which to vote the specific item. Client requests for documentation will also be maintained by SAMG in order to comply with current rules and regulations governing proxy voting.

5.9	Account Review

SAMG uses a team of portfolio managers to review client accounts. The account review process consists of the following steps:

•	Through discussions between the client and a member of the portfolio management team, the investment objective is established for each client relationship. Because SAMG is primarily in the business of managing equity portfolios, the typical objective is to produce investment performance that exceeds that of a stock market benchmark;

•	On a daily basis, the portfolio management team monitors each individual investment to insure that the investment is appropriate for the client’s account;

•	If an investment is no longer appropriate, the portfolio manager assigned to the client relationship initiates the trading procedure, which replaces this asset with a more suitable investment;

•	The portfolio management team monitors the investment performance of the Adviser’s client portfolios on a daily basis to ascertain whether the client performance objective is being met;

•	The performance of each account is reported to the client on a mutually agreed schedule, usually at least quarterly; and

•	Periodically, usually once a year, the portfolio manager assigned to the client relationship meets with the client to ascertain whether the stated investment objective is being met and to discuss any factors, which impact the achievement of the investment objective.

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Section 6. Account Administration

6.1.	Overview

The CCO and operations group maintains certain client account files, which are critical records given the importance that the SEC attaches to the Books and Record-keeping provisions of the Advisers Act.

6.2.	Account Opening Documents

At the inception of new account relationships, the following documents must be on file:

•	Executed investment management agreement;

•	A copy of the account’s investment objectives and/or guidelines;

•	Information relating to the account’s custodian; and,

•	If applicable, a complete list of holdings that are being transferred to the new portfolio under SAMG’s management.

6.2.1.	Account Opening Procedures

The director of operations is responsible for oversight of the account opening process and completion of the “New Account Opening Form” attached as Appendix B. In addition to items noted on the New Account Opening Form the director of operations will ensure that:

•	The CCO has pre-cleared all contracts involving performance fees.

•	The CCO has verified that new clients are not accepted before any required filings are made.

•	The new client’s investment guidelines and restrictions have been reviewed and approved by portfolio manager before the client is accepted.

•	The fee, if negotiated, does not violate any “most favored nations” clauses within other client contracts.

6.2.2.	Investment Management Agreement (IMA)

The IMA must be fully executed before any transactions can be effected in the new account. The IMA must be signed by the CEO or COO and reviewed by the CCO prior to acceptance.

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6.2.3.	Investment Objectives and Guidelines

Written investment guidelines should be provided upon inception:

•	Insure that a copy is provided to the Portfolio Manager;

•	Review account restrictions, if applicable, and code the account on the portfolio management system accordingly; and

•	Always maintain a copy in a readily accessible area for periodic reviews and references.

6.3	Account Reports

The custodian is responsible for providing statements of transactions and holdings to clients. As requested, SAMG will provide reports of holdings, transactions and/or performance according to SAMG’s records.

6.3.1.	SAMG Management Fees

The SEC staff may consider SAMG’s authority to receive payments directly from a client’s custodian as giving rise to custody. Generally, automatic payment of advisory fees is permitted without causing SAMG to have custody if:

1.	The arrangement is authorized by the client in writing;

2.	SAMG’s fee statement is sent simultaneously to both the client and the custodian; (unless specifically requested by the client to do otherwise)

3.	The fee statement shows the amount of the fee and the basis for calculation; and

4.	A periodic statement, at least quarterly, is provided to the client, showing how much has been paid to SAMG.

6.3.2.	SAMG Management Fee Calculation

Management fees are generally billed quarterly in arrears, based on period end total account value, unless stated otherwise in the client agreement. In cases where SAMG calculates and bills for management fees, billings will not be made until after account reconciliation process is complete. SAMG will accept clients where the client is responsible for calculation of management fees. If a terminating client pays fees in advance, any difference between the pro rata fee and the fee paid by the terminating client is promptly returned to the client. The COO, CEO or director of operations must review all fee billings prior to issuing a bill.

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6.4.	Security Pricing

SAMG utilizes third party security pricing services. SAMG invests exclusively in publicly traded securities and utilizes the “New York” close when available for pricing purposes.

6.5.	Account Reconciliation

SAMG reconciles all accounts on a monthly basis. All transactions, positions and cash movements are reviewed and any discrepancies between SAMG records and custodial records are reconciled. Whenever possible SAMG utilizes on-line statement retrieval to expedite the reconciliation process.

6.6.	Client Account Custody

The director of operations is responsible for assessing SAMG’s client arrangements and determining whether it has custody under the custody rule. All employees are instructed to consult with the director of operations before entering into agreements to serve in a fiduciary capacity (such as trustee or executor) or to serve as general partner of a limited partnership. SAMG will endeavor to avoid having custody. Procedures undertaken will include but may not be limited to:

•	Employees should send all securities and checks (other than checks to third parties or as issued under guidelines within the SG Private Funds Offering Memorandums) back to the recipient immediately.

•	Employees must notify the director of operations immediately when funds or securities are received and follow further instructions from the director of operations.

•	If the adviser opens the custodial account on behalf of the client, the adviser must provide the following information to the client: Custodian’s name, address and the manner in which the funds or securities are maintained.

The director of operations is required to report to the CCO any transactions or client arrangements that are believed to potentially result in SAMG having custody. The director of operations and CCO will determine what if any remedial action is required.

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Section 7. Books and Recordkeeping Requirements

7.1	General

The Advisers Act imposes extensive recordkeeping requirements on registered advisers and the SEC attaches considerable importance to these provisions.

Rule 204-2 of the Advisers Act requires two types of records to be maintained:

1.	Typical business accounting records, and

2.	Certain records the SEC believes an adviser should keep in light of the special fiduciary nature of its business.

7.2	Required Books and Records

SAMG must maintain the following required books and records:

7.2.1	Business Records

•	All corporate records (Articles of Incorporation, charter, minute books, stock certificate ledgers);

•	Books of original entry (journals for cash receipts and disbursements, and any records forming the basis for entries in any ledger);

•	General and auxiliary ledgers;

•	Accounting records (financial statements, trial balances receivables, payables, internal audit papers);

•	Bank records (check books, account statements, canceled checks, cash reconciliation);

•	Paid and unpaid invoices;

7.2.2	Client-Related Records

Trade memoranda showing:

•	Terms and conditions of each order or delivery instructions, as well as any modification or cancellation of such order of instructions;

•	Names of the individuals who recommended the transaction and executed the order;

•	Account for which trade was placed;

•	Date of entry and name of broker, bank or dealer executing the order;

•	Whether the trade was made pursuant to discretionary authority;

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•	Originals of written communications received and copies of communications sent relating to:

1.	Recommendations and advice made or proposed to be made or given;

2.	Any receipt, disbursement, or delivery of funds or securities; and

3.	The placing or execution of any order to buy or sell any security;

•	A list of all accounts for which SAMG has discretionary authority;

•	Any power of attorney or documents granting discretionary authority;

•	All written agreements;

•	A copy of each written disclosure statement and amendment thereto given to any client or prospective client, and a record of the dates that each item was given or offered to be given to any client or prospective clients who became clients;

•	Records for each client showing the date, amount and price of securities purchased or sold; and

•	Records for each security showing the names of each client holding the security and the amount or interest each client holds.

7.2.3.	Client Complaints

All client complaints must be immediately forwarded to the CEO and CCO. This shall include written, electronic and verbal communications. The CCO is responsible for logging all client complaints and any remedial action taken by SAMG. The CEO is responsible for ultimate resolution of all client complaints. Senior management will review the client complaint log no less than annually.

7.2.4	Electronic Communication Retention Policy

All software, files, e-mail messages, instant messages, and voice mail messages on SAMG’s computers, network, and communications systems are the property of SAMG. These resources are made available by the firm to facilitate our ability to do our jobs efficiently and productively. To that end, employees are to use computers, software, and Internet access for the benefit of SAMG and its clients.

Employees must take great care in preparing and sending both internal and external e-mails. Certain e-mails that are sent to more than one person (including clients, prospective clients, etc.) may be considered by the SEC to be advertisements that are subject to the marketing and advertising rules under the Advisers Act. Thus, the same care should be taken in creating an e-mail as that which is taken when creating a new marketing or promotional piece. Any such “mass” e-mail must be reviewed and approved by the CCO prior to being sent.

In order to comply with the record retention policies in the Advisers Act, SAMG has engaged an independent service provider to archive and retain all of the e-mails that are sent and received by all SAMG employees. SAMG also archives and retains all instant message communications. Any such e-mail or instant message may be subject to inspection by the SEC, other regulatory authorities, or

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an authorized employee of SAMG, including any third parties that SAMG may engage to monitor employees’ electronic communications.

7.2.5	Location of Record Storage

All business and client-related records subject to the provisions of the Advisers Act will be kept in SAMG’s primary offices in Dallas, TX, or in an authorized off-site bulk storage facility. No business records or client-related records are to be stored in SAMG’s Chicago office or in any employee’s home office. It is the responsibility of each employee to ensure that any business records or client-related records inadvertently sent to an employee’s home office or to the Chicago office are promptly forwarded to the CCO’s attention in Dallas.

7.3	Privacy Policy

The SEC’s Regulation S-P (Privacy of Consumer Financial Information), which was adopted to comply with Section 504 of the Gramm-Leach-Bliley Act, requires investment advisers to disclose to clients its policies and procedures regarding the use and safekeeping of personal information.

Personal information is collected from clients at the inception of their accounts and occasionally thereafter, primarily to determine accounts’ investment objectives and financial goals and to assist in providing clients with a high level of service.

While SAMG strives to keep client information up to date, clients are requested to monitor any information provided to them for errors.

Policy

SAMG will not disclose a client’s personal information to anyone unless it is permitted or required by law, at the direction of a client, or is necessary to provide SAMG’s services.

Procedures

1.	SAMG shall not sell client information to anyone.

2.	SAMG will restrict access to clients’ personal information to individuals within SAMG who require the information in the ordinary course of servicing clients’ accounts. Client information is used only for business purposes.

3.	Client information may only be given to third-parties under the following circumstances:

•	To broker/dealers to open a client’s brokerage account;

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•	To other firms as directed by clients, such as accountants, lawyers, etc.;

•	To specified family members; and

•	To regulators, when required by law.

4.	SAMG shall provide a privacy notice to clients upon inception of the relationship and annually thereafter. SAMG will maintain a record of the dates when the privacy notice is provided to clients.

5.	In the event of a change in the privacy policy, SAMG will provide its clients with a sufficient amount of time to opt out of any disclosure provisions.

6.	Any suspected breaches to the privacy policy should be reported to the CCO and/or the CEO.

7.	If an employee receives a complaint regarding a potential identity theft issue (be it from a client or other party), the employee should immediately notify the CCO. The CCO will thoroughly investigate any valid complaint, and maintain a log of all complaints as well as the result of any investigations.

Responsibilities

The CCO will monitor for compliance with SAMG’s Privacy Policy and will coordinate the dissemination of the Privacy Notice.

Privacy Notice

Our Privacy Principles

•	We only collect client information that we need in order to perform our investment management service.

•	We do not sell client information.

•	We do not provide client information to persons or organizations outside our firm for their own marketing purposes.

•	We require any person or organization providing services to clients on our behalf to protect the confidentiality of client information.

•	We afford prospective and former clients the same protections as existing clients with respect to the use of personal information.

Information We May Collect

To provide our investment management service, we collect nonpublic personal information about clients and prospective clients from the following sources:

•	Information we receive on applications, agreements, or other forms; and

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•	Information about client transactions with us or others.

Information We Share

To facilitate trading the securities in clients’ accounts, we may disclose nonpublic personal information about you to the following types of third parties:

•	Financial service providers, such as securities broker-dealers.

We may also disclose nonpublic personal information about our clients to nonaffiliated third parties as permitted by law, for example, outside auditors.

We may disclose the following information to companies that perform marketing services on our behalf:

•	Information we receive on applications such as clients’ names.

If a client prefers that we not disclose nonpublic personal information to nonaffiliated third parties, they may opt out of those disclosures, that is, the client may direct us not to make those disclosures (other than disclosures permitted by law or required to facilitate the fulfillment of duties in our role as investment adviser). If clients do wish to opt out of disclosures to nonaffiliated third parties, they may call Mr. John D. Brim at (214) 880-4608 and request that their information be removed.

We restrict access to nonpublic personal information about our clients to those employees who need to know that information to provide service to our clients. We maintain physical, electronic, and procedural safeguards that comply with federal standards to guard clients’ nonpublic personal information.

Information Security

We restrict access to nonpublic personal information about clients to those employees of Smith Asset Management Group LP who need to know that information to provide service to our clients. We maintain physical, electronic, and procedural safeguards that comply with federal standards to guard our clients’ nonpublic personal information

7.4	Regulatory Inquiries

The CCO is responsible for coordination and responses to all regulatory inquiries and examinations. The CCO and CEO must approve responses to all regulatory inquiries prior to submission of response.

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Section 8. Registration and Regulatory Reporting Requirements

SAMG is an investment adviser registered under the Investment Advisers Act of 1940. The CCO is responsible for establishing and monitoring SAMG’s registration and filing requirements with the SEC, notice filings with states, and SAMG’s obligation to license its investment adviser representatives where appropriate.

8.1	Firm Registration Requirement

To register with the SEC as an investment adviser, a firm must complete Form ADV and its applicable attached schedules. Form ADV consists of Part 1A, Part 1B, and Part II.

8.1.1.	Form ADV Part I

The CCO is responsible for ensuring that all parts of Form ADV are current and accurately reflect the business conditions and operations of SAMG. The CCO and CEO must approve all modifications to Form ADV Part I prior to submission. The CCO will electronically file and update Part 1A of Form ADV through the Investment Adviser Registration Depository (IARD), as well as provide for initial and annual payment of IARD filing fees. The following items are required to be amended promptly if the information provided becomes inaccurate for any reason: Part 1A: Items 1, 3, 9, or 11. The following items are required to be amended promptly if the information provided becomes inaccurate in any material manner: Part 1A: Items 4, 8 or 10. The following items are required to be amended within 90 days of the adviser’s fiscal year-end: Non-material changes to the items discussed above. Part 1A: Items 2, 5, 6, 7 or 12.

8.1.2.	Form ADV Part II

The CCO is responsible for ensuring that all parts of Form ADV are current and accurately reflect the business conditions and operations of SAMG. Form ADV Part II and all relevant schedules must be updated and distributed to clients no less than annually or at such time as a material change to the form or its schedules is made. The CCO and CEO must approve all modifications to Form ADV Part II prior to submission. Part II is required to be amended promptly if the information provided becomes inaccurate in any material manner.

8.1.3.	State Notice Filings

SAMG is required to make “notice filings” and pay notice-filing fees in states where SAMG has a “place of business” or has more than a specified number of non-exempt clients (most states exempt six or fewer clients). SAMG automatically notice files its Part 1A of Form ADV with state authorities when it checks the appropriate state box(es) in Item 2.B of Part 1A. State filing fees are assessed and paid through a billing account that SAMG has established to use

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with the IARD. Certain states require that advisers also mail a paper copy of Part II as part their notice filing requirements. A copy of the state filing requirements is accessible through SAMG’s secure access to the ICAA Web site.

8.2.	Adviser Representative Registration

A state may impose registration, licensing or qualification requirements on an “investment adviser representative” of SAMG who has a “place of business” within that state. Investment adviser representatives are typically required to register by filing Form U-4 via the IARD. An “investment adviser representative” is: an adviser’s employee or other supervised person. A “place of business” means: an office at which the investment adviser representative regularly provides investment advisory services, solicits, meets with, or otherwise communicates with clients, and any other location that is held out to the general public as a location at which the investment adviser representative provides investment advisory services. The CCO will review state registration requirements prior to SAMG or any of its investment adviser representatives engaging in advisory business in any state, including solicitation activities. The CCO will establish procedures to monitor these requirements on an ongoing basis, and a assure initial and renewal filings are made in a timely manner. These procedures will include:

•	Maintenance of a current list of clients in a given state, including the type of client (e.g., individual, corporation, pension) and to make determinations as to notice filing requirements.

•	Monitor compliance with state examination requirements for portfolio managers, investment counselors, client service representatives, and advisory sales or marketing employees.

•	Maintain and monitor a list of all persons acting on behalf of the advisory firm who should be licensed as investment adviser representatives in particular states, and monitor filings (typically on Form U-4), amendments to filings, and withdrawals (typically on Form U-5) for investment adviser representatives.

•	Oversee “renewal season” filings, including annual state notice filing payments, amendments to Forms U-4, and annual renewal fees for investment adviser representative registrations.

A summary of the registration and examination requirements by state for investment adviser representatives is available is accessible through SAMG’s secure access to the ICAA Web site.

8.3.	Reporting Under Exchange Act of 1934

The head of trading will monitor, on no less than a monthly basis, SAMG’s client accounts and its proprietary accounts to determine if and when SAMG beneficially owns, in the aggregate, 5% or more of a class of equity securities (hereafter referred to as a “reportable position”). Should SAMG reach these

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thresholds it is required to file certain reports with the SEC, the issuer, and/or the exchange on which the security trades.

It is the policy of SAMG to not take reportable positions in equity securities. The head of trading will review prior to the placement of any trades on behalf of SAMG’s client accounts and its proprietary accounts to determine if such trades would cause SAMG to beneficially own a reportable position. The head of trading will notify the portfolio manager and chief investment officer of any trades, which would result in SAMG beneficially owning a reportable position. The portfolio manger will instruct the head of trading regarding what action should be taken in order to reduce the total amount below a reportable position, first by reducing proprietary account trades then by reducing client account trades on a pro-rate basis.

8.3.1.	Form 13F Filing under Section 13(f)

SAMG is required to report its long positions, exchange-traded (e.g., NYSE, AMEX) or NASDAQ-quoted stocks, equity options and warrants, shares of closed-end investment companies, certain convertible debt securities, and shares of ETFs (Shares of open-end investment companies, i.e., mutual funds, are not included.).

The CCO is responsible for making the filing in a timely and accurate fashion. Form 13F requires: (i) the issuer name and number of shares owned; (ii) a description of the class of security; (iii) the fair market value of securities listed, as of the end of the quarter; (iv) the nature of the investment discretion; and (v) any voting authority. The CCO will determine SAMG’s voting authority on client accounts as follows: If SAMG votes on non-routine matters (e.g., contested election of directors, merger, sale of substantial assets, change in articles of incorporation affecting shareholders, change in fundamental investment policy), SAMG has either sole or shared voting authority, depending on the voting rights of SAMG’s accountholders. If SAMG only votes on routine matters (e.g., selection of accountant, uncontested election of directors, approval of annual report), SAMG should respond “none” to the voting authority question.

FAQ: See the SEC’s Frequently Asked Questions About Form 13F, available at http://www.sec.gov/divisions/investment/13ffaq.htm.

8.4.	Affiliated Persons

Prior to the completion of any transaction involving a transfer of an interest in SAMG, its general partner, or any of its limited partners, the CCO will determine whether such transaction will result in the need to amend the firm’s Form ADV with respect to “Affiliated Persons”, as such term is defined in the Advisers Act.

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In the event there is ever a change in the status of Affiliated Persons, SAMG’s Form ADV will be amended accordingly.

8.5.	Future Regulatory Requirements

The CCO will be responsible for ensuring that SAMG’s compliance policies and procedures remain consistent with future SEC regulations and requirements applicable to SAMG, its employees, and its clients. The CCO will do so by regularly referencing the SEC’s website, as well as other industry resources that provide periodic updates regarding exemptive orders, no-action letters, and other applicable rules, regulations, and recommendations.

SPACE RESERVED

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APPENDIX A. Required Disclosures

Benchmark Definition: The [insert benchmark] is an unmanaged index of the shares of [insert type, i.e. large cap] corporations. All index performance includes capital appreciation and reinvested dividends and is presented gross of fees.

Breakdown of Composite Details: As of the previous calendar quarter end, the composite is comprised of: [strategy]: {#] accounts totaling $[#] in managed assets. Dispersion among accounts is [#]. Composites are asset-weighted averages of each account’s time-weighted return and include the reinvestment of dividends and other earnings.

CFA Institute Compliance: SAMG has prepared and presented this report in compliance with the Performance Presentation Standards (PPS) of the CFA Institute, the U.S. and Canadian version of the Global Investment Performance Standards. The CFA Institute has not been involved with the preparation or review of this report. SAMG has prepared and presented this report in compliance with the Global Investment Performance Standards (GIPS). SAMG has received a CFA Institute PPS firm-wide verification for the period Jan. 1, 1992 – [most recent verification date].

Component Portfolios: Composites may include accounts that are carve-outs of larger accounts. SAMG allocates the appropriate amount of cash to this carve-out segment according to its proportion to total assets in the portfolio.

Currency: Valuations and returns are computed and stated in U.S. dollars.

Earnings Surprise: According to many academic studies, earnings surprise has had a positive relationship to relative performance in most time periods and for most companies. However, this does not mean that this relationship exists for all time periods and for all companies. In the recent past, periods coinciding with an inverse relationship between earnings surprise and relative performance have typically been periods in which corporate earnings are not the focus of investors’ attention. Additionally, companies that have had a chronic negative relationship between earnings surprise and relative performance are typically those companies whose earnings are not product-driven, such as commodity companies. There is no assurance that the historic positive relationship between earnings surprise and relative performance will exist in the future. Nor is there any assurance that the historic ability of SAMG to forecast a high rate of positive earnings surprise companies will exist in the future.

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Fee Schedule: Gross of fee performance figures shown above do not reflect the deduction of investment advisory fees. Cash, cash equivalents and other investments are included in results. Actual client returns will include deductions for advisory fees. For further disclosure regarding our fees, refer to our Form ADV, Part II.

Firm: Smith Asset Management Group, LP (“SAMG”) is a registered investment adviser. Since it began operations in 1995, SAMG has provided equity investment portfolio management services to U.S. institutional and high net worth clients. The data shown in this presentation represents the investment results of a group of taxable and tax-exempt accounts managed by SAMG with similar investment philosophies, objectives and servicing requirements.

Holdings, Economic Sectors and Characteristics: It should not be assumed that recommendations made in the future will be profitable or will equal the performance of the securities and economic sectors shown. A list of recommendations made within the last twelve months is available upon request. The information shown is not intended nor should it be construed to be a recommendation to buy or sell an individual security or economic sector. Any portfolio characteristics or holdings that are shown are intended to present the portfolio as it existed on the date of the report. You should not assume that these same characteristics or holdings will exist in the future.

Net-of-fee performance: Net of fee performance shown reflects the deduction of the maximum applicable fixed rate fee level, 1.0% of managed assets per year. This fee may be revised periodically. The historic performance, net of advisory fees, can be calculated by subtracting from the performance shown the fee appropriate for your situation. The fee varies based on the level of assets managed for each client. To find the fee that applies to your situation, please refer to SAMG’s Form ADV Part II. If you need assistance in the calculation of the net of fee performance, SAMG will be glad to assist you.

Newsletter: This newsletter is offered free of charge to SAMG clients. This material is for your own personal information, and we are not soliciting any action based upon it. The material is based upon information we consider reliable, but we do not represent that it is accurate or complete and it should not be relied upon as such. Opinions included in this material are as of [insert date] and are subject to change without prior notice.

Past Performance: Past performance is not indicative of future results. As with any investment vehicle, there is always a potential for profit as well as the possibility of loss. Actual results may differ from composite returns, depending on account size, investment guidelines and/or restrictions, inception date and other factors.

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Performance Composites: The performance presented is the trade date time-weighted total return including both capital appreciation and reinvested dividends. The composite reflects all accounts managed in an active fully discretionary manner in accordance with Smith Asset Management Group’s (“SAMG”) [insert strategy]. All performance greater than one year is annualized. SAMG performance is the total return including cash and cash equivalents, gross of fees, of an asset-weighted composite of all fully discretionary portfolios managed by [insert portfolio manager]. Accounts are added to the composite at the beginning of the first calendar quarter after full investment of the account. Accounts are removed from the composite at the month end prior to change in account status. Performance shown in the composite is based on actual portfolios, no simulated or back-tested performance is included. In addition to this composite SAMG also maintains numerous other performance composites. A list of composites and description of each is available upon request.

Pre-firm Performance: For the period Jan. 1, 1992 – Oct. 31, 1995, Mr. Smith produced the performance shown as an employee of NationsBank. For this time period, SAMG is utilizing two representative portfolios that were the most dominant portfolios in the strategy employed at NationsBank. The investment process employed during this time was solely developed and implemented by Mr. Smith. Equity trading services for the portfolios were implemented based upon specific instructions from Mr. Smith and did not have a material impact on the investment process or the performance of the portfolio.

Representative Client List: Representative clients, if shown, have been selected on the basis of an objective sample and not on performance criteria. Clients shown have provided either written or verbal approval for use of their name by Smith Asset Management Group, LP. Inclusion on the list does not reflect an endorsement of our firm nor the advisory services provided.

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APPENDIX B. Account Opening Form

Smith Group - New Account Set-up Form

Account Name: AXyS Code:

Custodian A/C #	TIN or SS #	Taxable	Non Taxable

Category	AXyS	Category	Logistics

Assignee	Initials	Assignee	Initials

MS	Set up Client in AXyS		Receive Documents
MS	Set up Performance File AXyS		Anticipated Funding Date:
MS	Record Contribution in AXyS		Anticipated M? Value: $
	PRODUCT GROUP LIST:	MS	Funding Cash X0 TIKs
MS	Affirm ALC LC		List of Holdings
REIT SC SG TX-Cap
MS	Composite List Entry Date		ADD TO: Settlement Contact List

MS	Add to AXyS COMPOSITES		Billing Check List

Category	Client	Category	Trading

	Client Contact:		Trading System Set-up
	Title:		Enter Restricted SECS into MOXY
	PH: 214 932-6638		Assign Broker Codes
JB	FAX: 214-932-6683 Email:	BB	Set up OMNI accounts in OASYS
Set up OMNIBUS ID in MOXY
Add: 2100 McKinney Avenue - Suite 900, Dallas, TX 75201
Directed / Non-Directed

MS	Thank you letter:	MS	Set up instructions in ALERT

Copy of Executed Docs:
	Copy 3rd party (If applicable)	PS	Soft Dollar Compliant-Notice to ITG & Instinet

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Category	Custody	Category	Fees / Billing

	Name of Custodian:	JB	F/V FIXED Amount: BPs
Call Custodian
MS	Delivery Instructions		Primary Recipient Invoice:
	Obtain Contact Information	MS	Client:
	Arrange for copy of month end statements to be sent to SAMG		Custodian:
(Indicate with * the party to be stamped “DO NOT PAY”
MS	SETTLEMENT Contact:
PH:
	FAX:	Miscellaneous
Email:
Address:
MS	ADMIN Contact:	MS	Update Blue Sky Log
	PH:		(Q:\Files\SAMG\Legal\SAMG Client Home State
	FAX:	MS	Review Contract for restricted Securities
	Email:	MS	Verify PROXY VOTING AUTHORITY & notify IRCC
	Address:	MS	Set up client folder (@:files\client SAMG)
MS	WEBSITE:	JB	Final review & SIGN OFF
User ID:
	Password:		John D. Brim, CFA

Account Name: AXyS Code:

Custodian A/C #	TIN / SS #	Taxable	Non Taxable

To Receive:

Goldmine Set-up	Monthly	Qtrly

Primary Contact	ADV	Ltr Billing	Ltr	Stmts

NAME:
Title:
PH:
FAX:
Email:
Address:
Address:
City, ST. Zip

	Monthly Ltr	Qrtly Ltr	Stmts	ADV	Billing

Consultant or Adviser

NAME:
Title:
PH:
FAX:
Email:
Address:
Address:
City, ST Zip

	Monthly Ltr	Qrtly Ltr	Stmts	ADV	Billing

Secondary Contacts:

NAME:
Title:
PH:
FAX:
Email:
Address:
Address:
City, ST. Zip

	Monthly Ltr	Qrtly Ltr	Stmts	ADV	Billing

NAME:
Title:
PH:
FAX:
Email:
Address:
Address:
City, ST. Zip

	Monthly Ltr	Qrtly Ltr	Stmts	ADV	Billing

NAME:
Title
FAX:
Email:
Address:
Address:
City, ST. Zip

Notes: